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EXHIBIT 2.2.3















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AMENDMENT NO. 1 TO NON-COMPETITION AND RIGHT OF FIRST REFUSAL
AGREEMENT, dated September 10, 1996 by and between QUINTEL COMMUNICATIONS, INC., a Delaware corporation ("Quintel") and THOMAS H. LINDSEY ("Obligor").




                                R E C I T A L S:


A. Quintel and Obligor are parties to that certain Non-Competition and Right of First Refusal Agreement dated September 10, 1996, as amended by this Amendment No. 1 (collectively, the "Agreement"), pursuant to which the Obligor agreed to certain non-competition restrictions in favor of Quintel in connection with the acquisition by Quintel's subsidiary, NL Corp., a Delaware corporation ("NL"), of all of the interest (the "NL Interest") in New Lauderdale L.C., a Florida limited liability company ("New Lauderdale") owned by Psychic Readers Network, Inc., a Florida corporation of which Obligor is a shareholder ("PRN").

B. Quintel has concurrently with the execution and delivery of this Amendment No. 1 entered into an agreement (the "ARS Agreement") with Access Resource Services, Inc., a Florida corporation ("ARS"), providing, among other things, for Quintel's agreement to terminate the offering of certain pay-per-call "900" telephone number psychic and psychic-related and astrology services (the "900 Pay-Per-Call Psychic Services").

C. The parties desire to amend and restate the Agreement in its entirety in connection therewith, effective upon the closing under the ARS Agreement (the "Closing").

         NOW, THEREFORE, the parties agree as follows:


         1. As a partial inducement to Quintel's entry into the ARS Agreement, the Obligor hereby covenants and agrees that during the period (the "Restrictive Period") from the date of the Closing (the "Closing Date") through September 9, 2001, he will not, without the prior written approval of the Board of Directors of Quintel, directly or indirectly, engage in any business activity competitive with the business conducted by Quintel or any of its subsidiaries or affiliates, including New Lauderdale, during the Restrictive Period (Quintel and its subsidiaries and affiliates are collectively referred to as the "Company"). The term "affiliate" shall mean any entity or venture in which Quintel has an interest.

                  a. For the purposes of this Agreement, any business which (i) the Company is currently engaged in, except for the 900 Pay-Per-Psychic Services, or (ii) includes the marketing or sale of telecommunications products and services, including internet telephony, the marketing and sale of those products and services on the internet with which the Company is

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now actively engaged, or the marketing and operation of voice-mail programs or membership clubs pertaining to diet services, personals or any other subject matter with which the Company is now actively engaged (except for 900 Pay-Per-Call Psychic Services), will constitute a business activity competitive with the business of the Company. Furthermore, the Obligor agrees that, during the Restrictive Period, he shall not (i) directly or indirectly employ or attempt to employ or assist anyone else to employ any person (except on behalf of the Company) who is then, or at any time during the preceding twelve months was, in the employ of the Company, or (ii) solicit, directly or indirectly, or affect to the Company's detriment any relationship of the Company with any customer, supplier, partner, joint venturer, service bureau, vendor or employee of the Company or cause any customer, supplier, partner, joint venturer, service bureau or vendor of the Company to refrain from entrusting additional business to the Company. Nothing herein shall prevent or limit ARS or PRN in the conduct of their existing business as defined in subclause (i) below.

                  b. Notwithstanding the provisions of this Section 1 above:

                           i.       Obligor shall be permitted to continue to
render services to ARS and PRN with respect to the conduct of their existing businesses as of the date hereof following the Closing, ARS' and PRN's existing business as of the date hereof means the business of providing pay-per-call psychic and astrology telephone services in the manner in which ARS and PRN are providing such services as of the date hereof, including, without limitation, the marketing and sale of such products and services on the internet; and

                           ii.      Obligor shall not be restricted from
engaging in a business activity not described in paragraph 1(a) above, and which is not competitive with a business activity then being engaged in by the Company, prior to the Company's commencing the conduct of such business activity.

                  c. In the event that ARS, PRN or any other entity controlled by Obligor, or controlling ARS or PRN, or under common control with ARS or PRN shall operate any membership clubs offering psychic, new age and psychic-related products or services, Quintel will be paid by ARS or PRN, as the case may be, a royalty of 20% of the gross billings to club members during the period commencing on the Closing Date and ending January 17, 2001. Such royalties to Quintel shall be paid directly by the service bureau providing the billing for such clubs on the last day of the month following the month in which members are billed pursuant to an agreement among the service bureau, ARS or PRN, as the case may be, and Quintel.

                  d. As used herein, the term "customer" shall mean (i) anyone who is a customer of Quintel at the time of the alleged prohibited conduct; (ii) anyone who was a customer of Quintel at any time during the two year period immediately preceding the alleged prohibited conduct; (iii) any prospective customers to whom Quintel had made a presentation (or similar offering of services) within a period of 360 days immediately preceding the alleged



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prohibited conduct; and (iv) any customer for which Quintel renders or has provided programs or services within the time periods set forth above.


         2. The Obligor acknowledges that the restrictive covenants above are necessary in order to protect and maintain the business of Quintel and to prevent the usurpation by the Obligor (an employee of and a stockholder of ARS) of all or any portion of the assets of Quintel. The Obligor acknowledges that the business of the Company extends beyond the geographic area of the States of New York and Florida and accordingly, it is reasonable that the restrictive covenants set forth above are not limited by specific geographic area but by the location of the customers of Quintel.


         3. The Obligor acknowledges that the remedy at law for any breach of this Agreement by the Obligor will be inadequate and that, accordingly, Company shall, in addition to all other available remedies (including without limitation seeking such damages as it can show it has sustained by reason of such breach), be entitled to injunctive relief without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law.


         4. The Obligor acknowledges that the type and periods of restriction imposed herein are fair and reasonable and are reasonably required for the protection of Quintel, and are given as an integral part of certain transactions of even date herewith between Quintel and the Obligor. If any of the covenants contained in this Agreement, or any part thereof, is hereinafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. If any of the covenants contained in this Agreement, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision and, in its reduced form, said provision shall then be enforceable.


         5. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.


         6. Any Notice or demand required or permitted to be given or made hereunder to or upon any party hereto shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or an overnight courier service against receipt, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by telegram, telecopy, telex or similar electronic means, provided that a written copy thereof is sent on the same day by postage-paid first-class mail, if to the Company, at Quintel Communications, Inc., One Blue Hill Plaza, Pearl River, NY 10956, attn: Jeffrey Schwartz (fax: 914-620-1885), and

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if to the Obligor, at {Confidential Portion Omitted and Filed Separately with the Commission}, or at such other address as each such party furnishes by notice given in accordance with this Section 6.


         7. This Agreement shall be governed by and construed in accordance with the law of New York, including its choice of law rules. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in the courts of the State of New York in New York County or in the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts for itself the jurisdiction of the aforesaid courts, irrevocably consents to the service of any and all process in any action or proceeding by the mailing of copies of such process to such party at its address provided for the giving of notices under
Section 6 above, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each party hereto irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any judicial proceeding brought in such courts and any claim that any such judicial proceeding has been brought in an inconvenient forum.


         8. Notwithstanding anything to the contrary contained in this Agreement, this Agreement is subject in all respects, and shall not become binding upon Quintel until it has been approved by Quintel's Board of Directors, and upon and after such Board approval by Quintel's execution and delivery of an instrument to Obligor certifying that such approval has been obtained and that Quintel has been authorized to consummate this Agreement on the terms set forth herein. It is expressly acknowledged by the Obligor that the Company's Board of Directors may give or withhold its approval, or condition its approval, upon such conditions in addition to those expressed in this Agreement as the Board may in its absolute and unfettered discretion determine, and without regard to any other agreements or understandings, written or oral, between or among the parties and that by causing this Agreement to be executed, neither the Company nor the officer executing this Agreement on its behalf, or any other officer or director of the Company, is making, has made or is authorized to make any agreement or undertake any obligation to consummate the transactions described in this Agreement or in any other agreement between the parties absent such approval by the Company's Board of Directors.


         9. In the event any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction or arbitration panel, the remaining provisions of this Agreement shall nevertheless be binding upon the parties hereto with the same effect as though the void or unenforceable part had been severed and deleted.


         10. This Agreement may not be changed orally, but only by an agreement in writing signed by Quintel and the Obligor.

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         11. This Agreement, as amended by this Amendment No. 1, constitutes the complete and exclusive statement of the agreement between Quintel and the Obligor with respect to the subject matter of this Agreement, and replaces and supersedes any and all prior agreements, understandings and negotiations between Quintel and the Obligor with respect to the subject matter hereof.

Dated: May             , 1999

QUINTEL COMMUNICATIONS, INC.


By:         /s/ Jeffrey L. Schwartz
    --------------------------------------
    Name: Jeffrey L. Schwartz
    Title: Chairman and CEO

OBLIGOR:


       /s/ Thomas H. Lindsey
------------------------------------------
         Thomas H. Lindsey

The undersigned agree to the provisions of Section 1 of the within Agreement:

PSYCHIC READERS NETWORK, INC.


By:         /s/ Steven L. Feder
    --------------------------------------
    Name: Steven L. Feder
    Title: CEO


ACCESS RESOURCE SERVICES, INC.


By:          /s/ Steven L. Feder
    --------------------------------------
    Name: Steven L. Feder
    Title: CEO


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